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                      January 13, 2023

       Michael Kliger
       Chief Executive Officer
       MYT Netherlands Parent B.V.
       Einsteinring 9
       85609 Ascheim/Munich
       Germany

                                                        Re: MYT Netherlands
Parent B.V.
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2022
                                                            Filed September 15,
2022
                                                            File No. 001-39880

       Dear Michael Kliger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services